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                         Long, Aldridge & Norman LLP
                         Suite 5300
                         303 Peachtree Street, N.E.
                         Atlanta, Georgia  30308


                                                                     EXHIBIT 5.1



                                 August 27, 1997

AGL Resources Inc.
AGL Capital Trust
303 Peachtree Street, N.E.
Atlanta, Georgia  30308

         Re:      AGL Resources Inc. and AGL Capital Trust
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to AGL Resources Inc., a Georgia corporation

("AGL Resources"), and AGL Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") by AGL Resources and the Trust. Pursuant to the Registration Statement, AGL Resources and the Trust intend to register under the Securities Act of 1933, as amended, (i) 75,000 of the Trust's Series B 8.17% Capital Securities, Liquidation Amount $1,000 per Capital Security (the "Capital Securities"), (ii) $75,000,000 aggregate principal amount of AGL Resources' Series B 8.17% Junior Subordinated Deferrable Interest Debentures due June 1, 2037 (the "Debentures") and (iii) AGL Resources' guarantee of payment of cash distributions and payments on liquidation of the Trust or redemption of the Capital Securities (the "Guarantee"). AGL Resources proposes to issue the Debentures in exchange (the "Exchange Offer") for a like principal amount of currently outstanding Series A 8.17% Junior Subordinated Deferrable Interest Debentures due June 1, 2037 (the "Original Debentures").

         In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions hereinafter set forth, including:
(i) the Articles of Incorporation and Bylaws of AGL Resources, in each case as amended through the date hereof; (ii) the Registration Statement; (iii) the Indenture, dated as of June 11, 1997, by and between AGL Resources and The Bank of New York, as Trustee (the "Indenture"); (iv) the Registration Rights Agreement, dated as of June 11, 1997 (the "Registration Rights Agreement"), among AGL Resources, the Trust and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Salomon Brothers Inc; (v) the Amended and Restated Declaration of Trust of the Trust, dated as of June 11, 1997 (the "Declaration"), among the administrative trustees named therein, The Bank of New York, as



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AGL Resources Inc.
August 27, 1997
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property trustee, The Bank of New York (Delaware), as Delaware trustee, and AGL
Resources, as sponsor; (vi) the form of the Debentures; and (vii) the form of Series B Capital Securities Guarantee Agreement (the "Guarantee Agreement") between AGL Resources and The Bank of New York, as trustee. In making all of our examinations, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of AGL Resources and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Exchange Debentures. We have relied upon the opinion of Winthrop, Stimson, Putnam & Roberts dated the date hereof and addressed to us as to all matters of New York law related to the Opinions. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

         The only opinions rendered by this firm are in numbered paragraphs (1) and (2) below (our "Opinions"), and no other opinion is implied or to be inferred. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         Based upon and subject to the foregoing, we are of the Opinion that:

         (1) The Debentures, when authenticated, issued and delivered in exchange for the Original Debentures as set forth in the Registration Statement and in accordance with the provisions of the Indenture, will be legally issued, fully paid and nonassessable and will be binding obligations of AGL Resources, except as may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or other similar laws or judicial decisions now or hereafter in effect relating to or affecting creditors rights


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AGL Resources Inc.
August 27, 1997
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                  generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and
                  (c) an implied covenant of good faith and fair dealing.

         (2) The Guarantee Agreement has been duly authorized by AGL Resources, and when (i) the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Guarantee Agreement is duly executed and delivered by AGL Resources and The Bank of New York, as trustee, and issued in the Exchange Offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Guarantee Agreement will constitute a valid, and binding obligation of AGL Resources, except as may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (c) an implied covenant of good faith and fair dealing.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                              Very truly yours,




                                              /s/ LONG ALDRIDGE & NORMAN LLP